Exhibit 99.1
SIMPSON MANUFACTURING CO., INC.
401(k) PROFIT SHARING PLAN

Financial Statements and Supplemental Schedule

As of December 31, 2016 and 2015
and for the Year Ended December 31, 2016

(With Report of Independent Registered Public Accounting Firm Thereon)

TABLE OF CONTENTS

Page No.

Report of Independent Registered Public Accounting Firm	1

Statements of Net Assets Available for Benefits	2

Statement of Changes in Net Assets Available for Benefits	3

Notes to Financial Statements	4 - 9

Supplemental Schedule

Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)	11

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Participants and Administrative Committee of the
Simpson Manufacturing Co., Inc. 401(k)
Profit Sharing Plan
Pleasanton, California

We have audited the accompanying statements of net assets available for benefits of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") as of December 31, 2016 and 2015, and the related statement of changes in net assets available for benefits for the year ended December 31, 2016. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2016 and 2015, and the changes in net assets available for benefits for the year ended December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

The supplemental information in the accompanying Schedule of Assets (Held at End of Year) as of December 31, 2016, has been subjected to audit procedures performed in conjunction with the audit of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan's financial statements. The supplemental information is presented for the purpose of additional analysis and is not a required part of the financial statements but includes supplemental information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental information is the responsibility of the Plan's management. Our procedures included determining whether the supplemental information reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the supplemental information. In forming our opinion on the supplemental information in the accompanying schedule, we evaluated whether the supplemental information, including its form and content, is presented in conformity with the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. In our opinion, the supplemental information in the accompanying schedule is fairly stated in all material respects in relation to the financial statements as a whole.

/s/ Armanino LLP
San Ramon, California

June 26, 2017

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statements of Net Assets Available for Benefits
As of December 31, 2016 and 2015

	2016		2015
Assets
Investments, at fair value	$140,328,068		$120,707,085
Total investments	140,328,068		120,707,085
Receivables
Employer contributions	6,671,918		6,149,381
Employer contribution - other	23,612	—	—
Notes receivable from participants	2,557,660		2,042,943
Other	—		26
Total receivables	9,253,190		8,192,350

Net assets available for benefits	$149,581,258		$128,899,435

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2016

Additions
Investment income
Net appreciation in fair value of investments	$10,142,117
Interest and dividends	2,510,820
Total investment income	12,652,937

Interest income on notes receivable from participants	126,766

Contributions
Employer	8,745,081
Employer contribution - other	23,612
Participant	4,273,244
Rollovers	1,261,788
Total contributions	14,303,725

Total additions	27,083,428
Deductions
Benefits paid to participants	6,384,336
Fees	17,269
Total deductions	6,401,605

Net increase	20,681,823

Net assets available for benefits
Beginning of year	128,899,435

End of year	$149,581,258

The accompanying notes are an integral part of these financial statements.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

1.                          Plan Description

The following is a brief description of the Simpson Manufacturing Co., Inc. 401(k) Profit Sharing Plan (the "Plan") and is provided for general informational purposes only. Participants should refer to the Plan document, as amended, for a more complete description of the Plan's provisions.

General

The Plan is a defined contribution plan, that Simpson Manufacturing Co., Inc. and its United States subsidiaries (collectively, the "Company") established in 1956 and was last amended and restated on January 1, 2015 to provide benefits to eligible U.S. employees, as provided in the Plan document. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA") and subsequent laws.

Plan administration

The Company is the administrator of the Plan and, as such, carries out the duties imposed by ERISA. The Company has delegated certain responsibilities for the operation and administration of the Plan. Trustee services are provided by Charles Schwab Bank ("the Trustee"). Record keeping and investment management services are provided by Milliman, Inc.

Certain administrative expenses of the Plan were paid directly by the Company for the year ended December 31, 2016. Investment fees, which may vary according to the individual investment funds selected, are paid out of the assets of the Plan and are included in net appreciation (depreciation) in fair value of investments. Participants should refer to the prospectus of the individual investment funds for further details on individual investment fees.

Eligibility

All employees, except employees working under the terms of a collective bargaining agreement, non-resident aliens and employees with contractual exclusion from participation under the Plan, are eligible to participate in the Plan once they have attained the age of 18 and reached the entry date. The entry date for purposes of employee elective deferrals and employer safe-harbor contributions is upon commencement of employment. For purposes of employer discretionary contributions, employees enter the Plan on the first day of the Plan year after attaining age 18.

Contributions

Participants may elect to contribute through payroll deductions amounts up to 100% of their annual compensation, as defined by the Plan on a tax-deferred basis or a Roth after-tax basis, up to a maximum amount allowed by the Internal Revenue Code ("IRC"). Maximum allowed deferral amounts were $18,000 for 2016. Employees over the age of 50 may also contribute an additional $6,000 to the Plan for 2016. Contributions withheld are invested in accordance with the participant's direction into various investment options offered by the Plan. Participants may also contribute qualified rollover contributions representing distributions from other qualified plans.

The Company provides a safe harbor non-elective contribution equal to 3% of the participant's quarterly eligible compensation, as defined by the Plan. The Company may also contribute to the Plan a discretionary amount, approved by its Board of Directors (the "Board"), limited to the maximum amount deductible for federal income tax purposes. The Company's discretionary

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

contribution is allocated to the account of each participant who has completed at least 1,000 hours of service during the Plan year and is employed on the last day of the year based upon a percentage of the participant's annual eligible compensation to total eligible compensation. The discretionary employer contribution amounted to 7% of eligible compensation for each participant for the year ended December 31, 2016. The Company’s safe harbor non-elective contribution and discretionary contribution amounted to $2,778,457 and $5,966,624, respectively, in 2016.

Employer contributions are invested in accordance with the participant's direction into various investment options offered by the Plan. If a participant fails to choose an investment option for the contributions to his or her Plan account, such funds automatically are invested in the default investment option until he or she selects a different investment option available under the Plan. The Plan's designated default investment option was the Vanguard Target Retirement Fund that has a target retirement date closest to the year in which the applicable participant might retire, based on the participant's date of birth and assuming a retirement age of 65.

Participant accounts

Each participant's account is credited with the participant's contribution and allocations of (a) the Company's contribution and (b) Plan earnings (net of investment related expenses). Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant's vested account.

Vesting

Participants are immediately vested in their voluntary contributions and the Company safe harbor non-elective contribution, including rollover contributions, plus actual earnings thereon. Vesting in the Company's discretionary contributions plus earnings thereon is based on years of continuous service, as defined by the Plan. Participants are 100% vested after 6 years of credited service.

Forfeitures

As of December 31, 2016 and 2015, forfeited nonvested accounts totaled $129,864 and $161,610, respectively. Forfeitures are allocated to the account of each eligible participant based upon a percentage of the participant's annual eligible compensation to total eligible compensation. Forfeitures are generally allocated to participants subsequent to year-end based upon compensation received in the same plan year in which the forfeiture occurred in accordance with the provisions of the Plan.

Notes receivable from participants

Participants may borrow from their vested accounts a minimum of $1,000 up to a maximum equal to the lesser of $50,000 less their highest outstanding notes receivable balance under the Plan during the previous 12 months or 50% of their vested account balance. The notes receivable are secured by the balance in the participant's account and bear interest at the prime rate plus 2% which is commensurate with prevailing rates. Interest rates are updated on the first day of the month following change in the published prime rate. Principal and interest are paid to the Plan ratably through payroll deductions. The notes receivable are to be repaid over a period not to exceed five years, unless the loan qualifies as a home loan, for which the term of repayment may not be greater than 15 years. A home loan is a loan used to acquire a dwelling unit which, within a reasonable time, the Participant will use as a principal residence. Outstanding notes receivable at December 31, 2016, carried interest rates ranging from 5.25% - 5.50% and are currently expected to mature through 2031.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

Payment of benefits

Distributions and withdrawals are payable upon retirement after attaining age 60, severance from employment, financial hardship, disability or death. If a participant's account balance is equal to or less than $1,000, the balance is distributed immediately in a lump-sum cash payment unless a direct rollover into an individual retirement account ("IRA") or other qualified benefit plan is requested. If the account balance is over $1,000, the participant can consent to either a distribution paid in the form of a lump-sum cash payment, a direct rollover into an IRA or other qualified plan or postpone payment to a later date and remain in the Plan as described in the Plan documents.

2.                          Summary of Significant Accounting Policies and Basis of Presentation

Basis of accounting

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP").

Valuation of investments

Investments are reported at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. See note 4 for discussion of fair value measurements.

Purchases and sales of securities are reflected on a trade date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Net appreciation (depreciation) in the fair value of investments consists of the realized gains or losses and the unrealized appreciation or depreciation on those investments.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Notes receivable from participants

Notes receivable from participants are measured at their unpaid principal balance plus any accrued unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. Delinquent notes receivable, if any, from participants are recorded as distributions based upon the terms of the Plan agreement. No allowance for credit losses has been recorded as of December 31, 2016 and 2015.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

Payment of benefits

Benefits are recorded when paid.

Recent Accounting Pronouncement

In July 2015, the Financial Accounting Standard Board issued Accounting Standards Update No. 2015-12 ("ASU 2015-12"), Plan Accounting: Defined Benefit Pension Plans (Topic 960), Defined contribution Pension Plans (Topic 962), and Health and Welfare Benefit Plans (Topic 965): (Part I) Fully Benefit-Responsive Investment Contracts, (Part II) Plan Investment Disclosures, (Part III) Measurement Date Practical Expedient. Part I amendments require fully benefit-responsive investment contracts to be measured, presented and disclosed only at contract value, thus eliminating fair value presentation and disclosure. Part II amendments require investments be presented in the aggregate by general type and no longer require them to be disaggregated in multiple ways. In addition, Part II amendments eliminate the following disclosure requirements: (1) individual investments that represent 5% or more of net assets available for benefits and (2) the net appreciation or depreciation for investments by general type. Part III amendments provide a practical expedient to permit plans to measure investments and investment-related accounts as of a month-end date that is closest to the plan’s fiscal year-end, when the fiscal period does not coincide with a month-end. In January 2016, the Plan adopted ASU 2015-12 Part II, which was applied retrospectively. Accordingly, the prior year was retrospectively adjusted. As a result of the implementation of Part II, investments are only disclosed herein by general type as no further disaggregation is required; individual investments that represent 5% or more of net assets available for benefits are no longer disclosed; and the net appreciation (depreciation) for investments by general type is no longer disclosed. Part I and III are not applicable to the Plan.

3.                          Tax Status

The Plan was adopted in the form of a volume submitter plan and the Internal Revenue Service ("IRS") issued a favorable opinion letter dated March 31, 2014, indicating that the Plan qualifies under the provision of Section 401(a) of the IRC and therefore, the underlying trust is exempt from tax under section 401(a) of the IRC. Therefore, a provision for income taxes has not been included in the Plan's financial statements. Subject to future events and circumstances, the Company and the Plan's tax advisor currently believe that the Plan and its underlying trust are currently designed and operated within the terms of the Plan and remain qualified under the applicable provisions of the IRC.

U.S. GAAP requires the Plan's management to evaluate tax positions taken by the Plan and recognize a tax liability if the Plan has taken an uncertain position that more likely than not would not be sustained upon an examination by the IRS. No uncertain positions have been identified that would require the recognition of a tax liability or disclosure in the financial statements as of December 31, 2016 and 2015, respectively. The Plan is subject to routine audits by applicable taxing jurisdictions. However, there are currently no audits for any tax period in progress.

4.    Investment Options and Risks and Uncertainties

The Trustee holds the Plan’s investments and executes all investment transactions. The Plan allows for investment in the Company’s common stock, money market and mutual funds. A participant may direct the Trustee to invest any portion of his or her elective contributions, matching contributions and rollover contributions in available investment options. Available investment options may change at any time.

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

Investment securities are exposed to various risks, such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants' account balances, the amounts reported in the statements of net assets available for benefits and the statement of changes in net assets available for benefits.

5.    Fair Value Measurements

The Plan defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Accounting guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements).

The three levels of fair value hierarchy are as follows:

•	Level 1: inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Plan has the ability to access at the measurement date.

•
Level 2: inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities; or

•	Level 3: inputs are unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset or liability's fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

Following is a description of the valuation methodologies used for assets measured at fair value. There have been no changes in the methodologies used at both December 31, 2016 and 2015:

•
Common stock: The Company's common stock currently invested in by the Plan is held by a unitized fund, which means the participants do not own shares of the Company's common stock but rather own an interest in the unitized fund. The fund consists of common stock and cash equivalents to meet the fund's daily cash needs. The Plan owns the underlying assets of shares in common stock and the underlying cash. Unitizing the fund allows for daily trades of the fund's units. The value of a unit of the unitized fund reflects the combined value of the Company's common stock, at quoted market prices, and cash held by the fund.

•
Mutual funds: Valued at the daily closing prices as reported by the funds. Mutual funds currently invested in by the Plan are open-end mutual funds registered with the Securities and Exchange Commission and are required

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Notes to Financial Statements
As of December 31, 2016 and 2015

to publish their daily net asset value and to transact based on that value. These funds are currently deemed to be actively traded.

The following are the major categories of assets and liabilities measured at Level 1 fair value on a recurring basis during the years ended December 31, 2016 and 2015, respectively, using quoted prices in active markets for identical assets:

	2016	2015

Common Stock	$7,657,600	$7,133,969
Cash Reserve Account	270,774	176,152
Mutual Funds	132,399,694	113,396,964
Total	$140,328,068	$120,707,085

6.                          Related Parties and Parties-in-Interest

Certain Plan investments are shares of mutual funds managed by the Trustee, Charles Schwab Bank or its affiliate, and therefore, these transactions qualify as party-in-interest transactions. Additionally, a portion of the Plan’s assets are invested in a unitized fund holding the Company’s common stock. Because the Company is the Plan's Sponsor and administrator, transactions involving the Company’s common stock qualify as party-in-interest transactions. Subject to future events and circumstances, the Company and the Plan's tax advisor believe that aforementioned party-in-interest transactions qualify as being exempt from the IRS' prohibited transaction rules.

7. Plan Termination

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan, at any time, subject to the provisions of ERISA. In the event of Plan termination, the full value of each participant's account shall become fully vested and nonforfeitable.

8. Commitments and Contingencies

The Company noted an operational defect with regard to the operation of the Plan related to the years ended December 31, 2016 and 2015. The Company made a Qualified Nonelective Contribution ("QNEC") of $23,612, including lost earnings, in 2017 to correct the operational defect. Subject to future events and circumstances, the Company and the Plan's tax advisor believe that the defect was properly remedied and will not adversely affect the Plan's qualified status under the applicable provisions of the IRC.

SUPPLEMENTAL SCHEDULE

SIMPSON MANUFACTURING CO., INC.
401(k) Profit Sharing Plan
Schedule H, Part IV, Item 4(i) - Schedule of Assets (Held at End of Year)
EIN: 94-3196943
As of December 31, 2016

(a)	(b)	(c)	(d)	(e)
		Description of Investment
	Identity of Issue,	Including Maturity Date
	Borrower	Rate of Interest,
	Lessor or Similar Party	Collateral, Par or Maturity Value	Cost	Current Value

*	Simpson Manufacturing Co., Inc. Common Stock	Common Stock	**	$7,657,600
	SSGA FDS Money Market Fund	Cash Reserve Account	**	270,774
*	Schwab Value Advantage Money Fund	Mutual Fund	**	7,861,308
	DFA Five-Year Global Fixed-Income Fund	Mutual Fund	**	226,233
	DFA Inflation Protected Securities Fund	Mutual Fund	**	1,251,714
	DFA U.S. Large Cap Value Fund	Mutual Fund	**	7,083,864
	Vanguard Growth Index Fund	Mutual Fund	**	4,492,055
	Vanguard Mid-Cap Growth Index Fund	Mutual Fund	**	4,798,176
	Vanguard Mid-Cap Value Index Fund	Mutual Fund	**	6,833,220
	Vanguard REIT Index Share Fund	Mutual Fund	**	1,596,455
	Vanguard Short-Term Bond Fund	Mutual Fund	**	230,463
	Vanguard Small Cap Index Fund	Mutual Fund	**	7,398,824
	Vanguard Target Retirement Income Fund	Mutual Fund	**	1,643,957
	Vanguard Target Retirement 2010 Fund	Mutual Fund	**	482,593
	Vanguard Target Retirement 2015 Fund	Mutual Fund	**	2,708,418
	Vanguard Target Retirement 2020 Fund	Mutual Fund	**	10,387,632
	Vanguard Target Retirement 2025 Fund	Mutual Fund	**	16,080,334
	Vanguard Target Retirement 2030 Fund	Mutual Fund	**	13,344,981
	Vanguard Target Retirement 2035 Fund	Mutual Fund	**	14,534,850
	Vanguard Target Retirement 2040 Fund	Mutual Fund	**	9,574,236
	Vanguard Target Retirement 2045 Fund	Mutual Fund	**	7,252,249
	Vanguard Target Retirement 2050 Fund	Mutual Fund	**	2,652,942
	Vanguard Target Retirement 2055 Fund	Mutual Fund	**	674,620
	Vanguard Target Retirement 2060 Fund	Mutual Fund	**	124,498
	Vanguard Total Bond Market Index Fund	Mutual Fund	**	4,766,881
	Vanguard Total Intl Stock Index Fund	Mutual Fund	**	6,399,191
	Total investments at fair value			$140,328,068
*	Notes receivable from participants	Interest rates range 5.25% - 5.50%		2,557,660
				$142,885,728
*  Party-in-interest transactions
** In accordance with instructions to Form 5500, cost information has been omitted as all investments of assets are participant directed.